Dennis E. Valentine Chief Financial Officer Phone: 760-602-3292	The Investor Relations Group Kathryn McNeil/Dian Griesel, Ph.D. Phone: 212-825-3210

DR. PAUL GILMAN ELECTED NEW DIRECTOR
TO REPLACE JACK MARTINEZ ON THE BOARD

San Diego, CA – April 21, 2005 – The Board of Directors of JMAR Technologies, Inc. (NASDAQ: JMAR) has elected Dr. Paul Gilman, founding director of the Oak Ridge Center for Advanced Studies (ORCAS), as its newest member effective on April 22, 2005 to fill the vacancy resulting from the resignation of JMAR’s founder, Dr. John S. (Jack) Martinez. Dr. Martinez has resigned as a director effective on April 22, 2005.

Dr. Gilman brings to the director position nearly 25 years in senior scientific advisory and leadership positions at some of the country’s highest profile corporations and institutions. He is currently at ORCAS, a new consortium of research universities, government, industry and non-governmental organizations focused on critical issues with strong science and technology content. From 2001 to 2004, he served as Assistant Administrator for the Office of Research and Development, the scientific and technological arm of the Environmental Protection Agency (EPA) as well as becoming the Science Advisor to that Agency.

Prior to the EPA position, Dr. Gilman was Director of Policy and Planning for Celera Genomics, a drug discovery company involved in the decoding of the human genome. Before that, he held positions at the National Research Council, the Office of Management and Budget for Natural Resources, Energy and Science and the Office of the Secretary of Energy. Dr. Gilman also has 13 years experience working on the staff of the U.S. Senate. Dr. Gilman received his A.B., M.A., and Ph.D. degrees in ecology and evolutionary biology from Johns Hopkins University, Baltimore, Maryland.

“We are extremely pleased to welcome Dr. Gilman to the JMAR Board,” commented Vernon Blackman, Ph.D., Chairman of the JMAR Board of Directors. “His impressive combination of scientific achievements and government experience will be a great addition to the JMAR Board and an asset to the management team. We want to thank Jack Martinez for his 18 years of excellent service to JMAR,” concluded Dr. Blackman.

Shareholders of record as of May 2, 2005 will be entitled to vote on the election of directors, including Dr. Gilman, and to transact such other business as may properly come before the meeting at the annual shareholders meeting to be held June 24, 2005 at the Marriott, 2000 Faraday Avenue in Carlsbad, California. The notice of meeting and proxy statement will be mailed to shareholders and will be filed with the Securities and Exchange Commission.

About JMAR

JMAR Technologies, Inc. is a leading innovator in the development of laser-based equipment for imaging, analysis and fabrication at the nano-scale. The Company is leveraging over a decade of laser and photonics research to develop a diverse portfolio of products with commercial applications in rapidly growing industries while continuing to carry out research and development for the U.S. Defense Advanced Research Projects Agency (DARPA) and support for the U.S. Government’s Defense Microelectronics Activity (DMEA) semiconductor fabrication facility. JMAR is targeting the nanotechnology, bioscience and semiconductor industries with its BritelightTM Laser; X-ray Light Source; Compact X-ray Microscope — for 3D visualization of single cells and polymers; and its X-ray Nano Probe — enabling interaction, analysis and materials modification at the nano-scale. JMAR also develops, manufactures and markets its BioSentryTM microorganism early warning system and maintains a strategic alliance for the production of the READ chemical sensor for homeland security, environmental and utility infrastructure industries.